Exhibit 99.1

Bank of the Ozarks, Inc. Announces First Quarter 2015 Earnings

LITTLE ROCK, Ark.--(BUSINESS WIRE)--April 13, 2015--Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced that net income for the first quarter of 2015 was $39.9 million, a 57.8% increase from $25.3 million for the first quarter of 2014. Diluted earnings per common share for the first quarter of 2015 were $0.47, a 38.2% increase from $0.34 for the first quarter of 2014.

The Company’s results during the quarter just ended included $2.3 million of tax-exempt income from bank owned life insurance (“BOLI”) death benefits, $2.5 million in net gains on sales of investment securities, $2.5 million in prepayment penalties from prepaying Federal Home Loan Bank (“FHLB”) advances, acquisition-related and systems conversion expenses of approximately $1.3 million and software and contract termination charges of approximately $0.7 million. Net of applicable income taxes, these items, in the aggregate, added approximately $0.01 to the Company’s diluted earnings per common share in the quarter just ended.

On February 10, 2015, the Company completed its previously announced acquisition of Intervest Bancshares Corporation (“Intervest”) with operations in New York and Florida. During 2014 the Company completed its acquisitions of Texas-based Bancshares, Inc. (“Bancshares”) in March and Arkansas-based Summit Bancorp, Inc. in May.

On June 23, 2014, the Company completed a 2-for-1 stock split, in the form of a stock dividend, by issuing one share of common stock for each share of such stock outstanding on June 13, 2014. All share and per share information in this release has been adjusted to give effect to this stock split.

The Company’s returns on average assets, average common stockholders’ equity and average tangible common stockholders’ equity for the first quarter of 2015 were 2.13%, 15.41% and 17.65%, respectively, compared to 2.12%, 15.96% and 16.45%, respectively, for the first quarter of 2014. The calculation of the Company’s return on average tangible common stockholders’ equity and the reconciliation to generally accepted accounting principles (“GAAP”) are included in the schedules accompanying this release.

Non-purchased loans and leases were $4.31 billion at March 31, 2015, a 55.2% increase from $2.78 billion at March 31, 2014 and an 8.3% increase from $3.98 billion at December 31, 2014. Including purchased loans, total loans and leases were $6.35 billion at March 31, 2015, a 77.9% increase from $3.57 billion at March 31, 2014 and a 23.9% increase from $5.13 billion at December 31, 2014.

The unfunded balance of closed loans increased to $3.41 billion at March 31, 2015, compared to $1.42 billion at March 31, 2014 and $2.96 billion at December 31, 2014.

George Gleason, Chairman and Chief Executive Officer, stated, “During the quarter just ended, our non-purchased loans and leases grew $331 million, and our unfunded balance of closed loans grew $445 million. This was very good growth considering the seasonal headwinds we typically experience in the first quarter. Our already excellent asset quality improved further as seen in our ratios of nonperforming loans and leases, nonperforming assets, and past due loans and leases at March 31, 2015. Our first quarter return on average assets of 2.13% builds on our track record of having achieved returns on average assets in excess of 2.00% for each of the last five years. We completed our Intervest acquisition in February and expect to complete the Intervest conversion, our last pending systems conversion, in June. Having now completed almost all of our systems conversions and having terminated the loss share agreements on all seven of our FDIC-assisted acquisitions in last year’s fourth quarter, we are in a great position to move forward to new opportunities.”

Deposits were $6.72 billion at March 31, 2015, a 71.5% increase from $3.92 billion at March 31, 2014 and a 22.2% increase from $5.50 billion at December 31, 2014.

Total assets were $8.30 billion at March 31, 2015, a 65.0% increase from $5.03 billion at March 31, 2014 and a 22.7% increase from $6.77 billion at December 31, 2014.

Common stockholders’ equity was $1.18 billion at March 31, 2015, a 79.4% increase from $657 million at March 31, 2014 and a 29.8% increase from $908 million at December 31, 2014. Tangible common stockholders’ equity was $1.02 billion at March 31, 2015, a 60.9% increase from $636 million at March 31, 2014 and a 27.5% increase from $803 million at December 31, 2014. Book value per common share was $13.59 at March 31, 2015, a 52.7% increase from $8.90 at March 31, 2014 and a 19.5% increase from $11.37 at December 31, 2014. Tangible book value per common share was $11.80 at March 31, 2015, a 37.0% increase from $8.61 at March 31, 2014 and a 17.5% increase from $10.04 at December 31, 2014. The calculations of the Company’s tangible common stockholders’ equity and tangible book value per common share and the reconciliations to GAAP are included in the schedules accompanying this release.

The Company’s ratio of common stockholders’ equity to total assets was 14.20% at March 31, 2015, compared to 13.06% at March 31, 2014. Its ratio of tangible common stockholders’ equity to total tangible assets was 12.56% at March 31, 2015, compared to 12.70% at March 31, 2014. The calculation of the Company’s ratio of tangible common stockholders’ equity to total tangible assets and the reconciliation to GAAP are included in the schedules accompanying this release.

NET INTEREST INCOME

Net interest income for the first quarter of 2015 was $85.5 million, a 63.2% increase from $52.4 million for the first quarter of 2014. Net interest margin, on a fully taxable equivalent (“FTE”) basis, was 5.42% in the first quarter of 2015, a decrease of four basis points from 5.46% in the first quarter of 2014 and a decrease of ten basis points from 5.52% for the full year of 2014. Average earning assets were $6.59 billion for the first quarter of 2015, a 62.0% increase from $4.07 billion for the first quarter of 2014 and a 12.8% increase from $5.84 billion for the fourth quarter of 2014.

NON-INTEREST INCOME

Non-interest income for the first quarter of 2015 increased 42.8% to $29.1 million compared to $20.4 million for the first quarter of 2014.

Service charges on deposit accounts increased 17.5% to $6.63 million in the first quarter of 2015 compared to $5.64 million in the first quarter of 2014, but decreased 5.5% compared to $7.01 million in the fourth quarter of 2014.

Mortgage lending income increased 58.0% to $1.51 million in the first quarter of 2015 compared to $0.95 million in the first quarter of 2014.

Trust income increased 8.8% to $1.43 million in the first quarter of 2015 compared to $1.32 million in the first quarter of 2014, but decreased 4.1% compared to $1.49 million in the fourth quarter of 2014.

BOLI income increased 220.6% to $3.62 million in the first quarter of 2015 compared to $1.13 million in the first quarter of 2014 primarily due to $2.26 million of tax-exempt income from BOLI death benefits in the first quarter of 2015.

Other income from purchased loans increased 169.0% to $8.91 million in the first quarter of 2015 compared to $3.31 million in the first quarter of 2014. Net gains on sales of other assets increased to $2.83 million in the first quarter of 2015 compared to $0.97 million in the first quarter of 2014. The increases in the Company’s other income from purchased loans and net gains on sales of other assets in the quarter just ended are, in part, attributable to the Company having terminated, in the fourth quarter of 2014, the loss share agreements on all seven of its FDIC-assisted acquisitions. Subsequent to the termination of such loss share agreements, all recoveries, gains, charge-offs, losses and expenses related to the previously covered assets are recognized entirely by the Company, since the FDIC no longer shares in such items. Accordingly, the Company’s earnings are positively impacted to the extent it recognizes recoveries in excess of the carrying value of such assets and gains on any sales. Conversely, its earnings are negatively impacted to the extent it recognizes charge-offs, losses on any sales and expenses related to such assets.

Net gains on investment securities increased to $2.5 million in the first quarter of 2015, compared to essentially none in the first quarter of 2014. During the quarter just ended, the Company sold certain of its longer term municipal bonds resulting in proceeds of $30.1 million and the net gains of $2.5 million. The Company utilized such proceeds to prepay $30 million of its highest rate FHLB advances resulting in prepayment penalties of $2.5 million. The Company executed these largely offsetting transactions for various reasons, including reducing interest rate risk, increasing secondary sources of liquidity and more efficiently allocating capital.

During the first quarter of 2014, the Company recorded a bargain purchase gain of $4.67 million on its March 2014 acquisition of Bancshares. There were no bargain purchase gains during the first quarter of 2015.

NON-INTEREST EXPENSE

Non-interest expense for the first quarter of 2015 increased 34.0% to $50.2 million compared to $37.5 million for the first quarter of 2014. During the first quarter of 2015, the Company incurred prepayment penalties of $2.5 million from prepaying FHLB advances, acquisition-related and systems conversion expenses of approximately $1.3 million and software and contract termination charges of approximately $0.7 million. During the first quarter of 2014, the Company incurred acquisition-related and systems conversion expenses of approximately $0.7 million and software and contract termination charges of approximately $5.0 million.

The Company’s efficiency ratio (non-interest expense divided by the sum of net interest income FTE and non-interest income) for the first quarter of 2015 improved to 42.8% compared to 49.8% for the first quarter of 2014.

ASSET QUALITY, CHARGE-OFFS AND ALLOWANCE

Excluding purchased loans, nonperforming loans and leases as a percent of total loans and leases decreased to 0.33% at March 31, 2015, compared to 0.42% at March 31, 2014 and 0.53% at December 31, 2014.

Excluding purchased loans, nonperforming assets as a percent of total assets decreased to 0.56% at March 31, 2015, compared to 1.44% at March 31, 2014 and 0.87% at December 31, 2014.

Excluding purchased loans, the Company’s ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases decreased to 0.57% at March 31, 2015 compared to 0.75% at March 31, 2014 and 0.79% at December 31, 2014.

The Company’s net charge-offs increased to $5.1 million for the first quarter of 2015, including $3.8 million for non-purchased loans and leases and $1.3 million for purchased loans. The Company’s net charge-offs for non-purchased loans and leases increased in the quarter just ended primarily due to the Company’s sale of $15.9 million of performing loans, with deteriorating credit trends, from its Corporate Loan Specialties Group resulting in net charge-offs of $2.4 million. The Company’s net charge-offs for purchased loans increased in the quarter just ended, in part, due to the Company having previously terminated the loss share agreements on its FDIC-assisted acquisitions. The Company’s net charge-offs were $0.4 million for the first quarter of 2014, including $0.2 million for non-purchased loans and leases and $0.2 million for purchased loans.

The Company’s annualized net charge-off ratio for its non-purchased loans and leases increased to 0.37% for the first quarter of 2015 compared to 0.03% for the first quarter of 2014 and 0.12% for the full year of 2014. The Company’s annualized net charge-off ratio for its purchased loans increased to 0.32% for the first quarter of 2015 compared to 0.11% for the first quarter of 2014 and 0.29% for the full year of 2014. The Company’s annualized net charge-off ratio for all loans and leases increased to 0.36% for the first quarter of 2015 compared to 0.05% for the first quarter of 2014 and 0.16% for the full year of 2014.

For the first quarter of 2015, the Company’s provision for loan and lease losses was $6.3 million, including $5.0 million for non-purchased loans and leases and $1.3 million for purchased loans. For the first quarter of 2014, the Company’s provision for loan and lease losses was $1.3 million, including $1.1 million for non-purchased loans and leases and $0.2 million for purchased loans.

The Company’s allowance for loan and lease losses was $54.1 million, or 1.26% of total non-purchased loans and leases, at March 31, 2015, compared to $43.9 million, or 1.58% of total non-purchased loans and leases, at March 31, 2014, and $52.9 million, or 1.33% of total non-purchased loans and leases, at December 31, 2014.

CONFERENCE CALL AND TRANSCRIPT

Management will conduct a conference call to review announcements made in this release at 10:00 a.m. CDT (11:00 a.m. EDT) on Tuesday, April 14, 2015. The call will be available live or in recorded version on the Company’s website www.bankozarks.com under “Investor Relations” or interested parties calling from locations within the United States and Canada may call 1-888-771-4371 ten minutes prior to the beginning of the call and ask for the Bank of the Ozarks conference call. A recorded playback of the entire call will be available on the Company’s website or by telephone by calling 1-888-843-7419 in the United States and Canada or 630-652-3042 internationally. The passcode for this telephone playback is 39398291#. The telephone playback will be available for one week following the call, and the website recording of the call will be available for 90 days.

The Company will also provide a transcript of the conference call on the Company’s website under Investor Relations. The transcript will be available for 90 days.

NON-GAAP FINANCIAL MEASURES

This release contains certain non-GAAP financial measures. The Company’s management uses these non-GAAP financial measures, specifically return on average tangible common stockholders’ equity, tangible book value per common share and ratio of total tangible common stockholders’ equity to total tangible assets, as important measures of the strength of its capital and its ability to generate earnings on its tangible capital invested by its shareholders. These measures typically adjust GAAP financial measures to exclude intangible assets. Management believes presentation of these non-GAAP financial measures provides useful supplemental information that contributes to a proper understanding of the financial results and capital levels of the Company. These non-GAAP disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release under the caption “Reconciliation of Non-GAAP Financial Measures.”

FORWARD LOOKING STATEMENTS

This release and other communications by the Company include certain “forward looking statements” regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future that are intended to be covered by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time. Those statements are subject to certain risks, uncertainties and other factors that may cause actual results to differ materially from those projected in such forward looking statements. These risks, uncertainties, and other factors include, but are not limited to: potential delays or other problems implementing the Company’s growth and expansion strategy including delays in identifying sites, hiring or retaining qualified personnel, obtaining regulatory or other approvals, obtaining permits and designing, constructing and opening new offices; the ability to enter into and/or close additional acquisitions; problems with, or additional expenses relating to, integrating or managing acquisitions; the ability to attract new or retain existing or acquired deposits or to retain or grow loans and leases, including growth from unfunded closed loans; the ability to generate future revenue growth or to control future growth in non-interest expense; interest rate fluctuations, including changes in the yield curve between short-term and long-term interest rates; competitive factors and pricing pressures, including their effect on the Company’s net interest margin; general economic, unemployment, credit market and real estate market conditions, and the effect of such conditions on the creditworthiness of borrowers and lessees, collateral values, the value of investment securities and asset recovery values; changes in legal and regulatory requirements; recently enacted and potential legislation and regulatory actions and the costs and expenses to comply with new legislation and regulatory actions, including legislation and regulatory actions intended to stabilize economic conditions and credit markets, strengthen the capital of financial institutions, increase regulation of the financial services industry and protect homeowners or consumers; changes in U.S. government monetary and fiscal policy; possible further downgrade of U.S. Treasury securities; the ability to keep pace with technological changes, including changes regarding cybersecurity; an increase in the incidence or severity of fraud, illegal payments, security breaches or other illegal acts impacting the Company or its customers; adoption of new accounting standards or changes in existing standards; and adverse results in current or future litigation or regulatory examinations as well as other factors identified in this press release or as detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission (“SEC”), including those factors included in the disclosures under the headings “Forward-Looking Information” and “Item 1A. Risk Factors” in the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC. Should one or more of the foregoing risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those projected or described in such forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GENERAL INFORMATION

Bank of the Ozarks, Inc. common stock trades on the NASDAQ Global Select Market under the symbol “OZRK.” The Company owns a state-chartered subsidiary bank that conducts banking operations through 165 offices, including 81 in Arkansas, 28 in Georgia, 21 in Texas, 16 in North Carolina, 11 in Florida, three in Alabama, two offices each in South Carolina and New York and one office in California. The Company may be contacted at (501) 978-2265 or P.O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is www.bankozarks.com.

	Bank of the Ozarks, Inc. Selected Consolidated Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

		Quarters Ended March 31,
		2015	2014	% Change
	Income statement data:
	Net interest income	$85,489	$52,396	63.2%
	Provision for loan and lease losses	6,315	1,304	384.3
	Non-interest income	29,067	20,360	42.8
	Non-interest expense	50,184	37,454	34.0
	Net income available to common stockholders	39,894	25,276	57.8

	Common stock data(1):
	Net income per share – diluted	$0.47	$0.34	38.2%
	Net income per share – basic	0.48	0.34	41.2
	Cash dividends per share	0.13	0.11	18.2
	Book value per share	13.59	8.90	52.7
	Tangible book value per share	11.80	8.61	37.0
	Diluted shares outstanding (thousands)	84,409	74,494
	End of period shares outstanding (thousands)	86,758	73,888

	Balance sheet data at period end:
	Assets	$8,303,407	$5,032,995	65.0%
	Non-purchased loans and leases	4,311,105	2,778,503	55.2
	Purchased loans(2)	2,042,164	793,488	157.4
	Allowance for loan and lease losses	54,147	43,861	23.5
	Foreclosed assets(2)	32,094	60,869	(47.3)
	Investment securities	784,275	687,661	14.0
	Goodwill	125,603	5,243	2,295.6
	Other intangibles – net of amortization	29,907	15,750	89.9
	Deposits	6,716,661	3,916,204	71.5
	Repurchase agreements with customers	76,960	51,140	50.5
	Other borrowings	161,318	280,885	(42.6)
	Subordinated debentures	117,264	64,950	80.5
	Common stockholders’ equity	1,179,256	657,310	79.4
	Net unrealized gains (losses) on investment securities AFS included in common stockholders’ equity	14,367	3,211
	Loan and lease, including purchased loans, to deposit ratio	94.59%	91.21%

	Selected ratios:
	Return on average assets(3)	2.13%	2.12%
	Return on average common stockholders’ equity(3)	15.41	15.96
	Return on average tangible common stockholders’ equity(3)	17.65	16.45
	Average common equity to total average assets	13.81	13.30
	Net interest margin – FTE(3)	5.42	5.46
	Efficiency ratio	42.85	49.82
	Net charge-offs to average loans and leases(3)(4)	0.37	0.03
	Nonperforming loans and leases to total loans and leases(5)	0.33	0.42
	Nonperforming assets to total assets(5)(6)	0.56	1.44
	Allowance for loan and lease losses to total loans and leases(5)	1.26	1.58

	Other information:
	Non-accrual loans and leases(5)	$14,349	$11,783
	Accruing loans and leases – 90 days past due(5)	-	-
	Troubled and restructured loans and leases(5)	-	-
	Impaired purchased loans	14,147	29,332

(1)	Adjusted to give effect to 2-for-1 stock split on June 23, 2014.
(2)	Prior periods have been adjusted to include loans and/or foreclosed assets previously covered by FDIC loss share.
(3)	Ratios for interim periods annualized based on actual days.
(4)	Excludes purchased loans and net charge-offs related to such loans.
(5)	Excludes purchased loans, except for their inclusion in total assets.
(6)	Ratios for prior period have been recalculated to include foreclosed assets previously covered by FDIC loss share as nonperforming assets.

Bank of the Ozarks, Inc. Supplemental Quarterly Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	6/30/13	9/30/13	12/31/13	3/31/14	6/30/14	9/30/14	12/31/14	3/31/15
Earnings Summary:
Net interest income	$43,465	$50,633	$55,282	$52,396	$64,801	$74,621	$78,675	$85,489
Federal tax (FTE) adjustment	2,076	2,161	2,372	2,424	2,737	2,892	2,690	2,570
Net interest income (FTE)	45,541	52,794	57,654	54,820	67,538	77,513	81,365	88,059
Provision for loan and lease losses	(2,666)	(3,818)	(2,863)	(1,304)	(5,582)	(3,687)	(6,341)	(6,315)
Non-interest income	18,987	22,102	18,592	20,360	17,388	19,248	27,887	29,067
Non-interest expense	(29,901)	(32,208)	(34,728)	(37,454)	(37,878)	(42,523)	(48,158)	(50,184)
Pretax income (FTE)	31,961	38,870	38,655	36,422	41,466	50,551	54,753	60,627
FTE adjustment	(2,076)	(2,161)	(2,372)	(2,424)	(2,737)	(2,892)	(2,690)	(2,570)
Provision for income taxes	(9,506)	(10,224)	(11,893)	(8,730)	(12,251)	(15,579)	(17,300)	(18,139)
Noncontrolling interest	8	(33)	8	8	8	13	(11)	(24)
Net income available to common stockholders	$20,387	$26,452	$24,398	$25,276	$26,486	$32,093	$34,752	$39,894
Earnings per common share – diluted(1)	$0.29	$0.36	$0.33	$0.34	$0.34	$0.40	$0.43	$0.47

Non-interest Income:
Service charges on deposit accounts	$5,074	$5,817	$6,031	$5,639	$6,605	$7,356	$7,009	$6,627
Mortgage lending income	1,643	1,276	967	954	1,126	1,728	1,379	1,507
Trust income	865	1,060	1,289	1,316	1,364	1,419	1,493	1,432
Bank owned life insurance income	1,104	1,179	1,164	1,130	1,278	1,390	1,385	3,623
Accretion/amortization of FDIC loss share receivable, net of amortization of FDIC clawback payable	2,481	1,396	901	692	(741)	(562)	–	–
Other income from purchased loans	3,689	2,484	4,825	3,311	3,629	3,369	4,494	8,908
Gains on investment securities	–	–	4	5	18	43	78	2,534
Gains on sales of other assets	3,110	2,501	1,801	974	1,448	1,688	1,912	2,829
Gains on merger and acquisition transactions	–	5,163	–	4,667	–	–	–	–
Gain on termination of FDIC loss share agreements	–	–	–	–	–	–	7,996	–
Other	1,021	1,226	1,610	1,672	2,661	2,817	2,141	1,607
Total non-interest income	$18,987	$22,102	$18,592	$20,360	$17,388	$19,248	$27,887	$29,067

Non-interest Expense:
Salaries and employee benefits	$15,294	$16,456	$17,381	$17,689	$18,831	$20,876	$19,488	$22,597
Net occupancy expense	4,370	4,786	5,039	5,044	5,707	6,823	6,528	7,291
Other operating expenses	9,669	10,178	11,427	13,908	12,221	13,292	20,610	18,700
Amortization of intangibles	568	788	881	813	1,119	1,532	1,532	1,596
Total non-interest expense	$29,901	$32,208	$34,728	$37,454	$37,878	$42,523	$48,158	$50,184

Allowance for Loan and Lease Losses:
Balance at beginning of period	$38,422	$39,373	$41,660	$42,945	$43,861	$46,958	$49,606	$52,918
Net charge-offs	(1,715)	(1,531)	(1,578)	(388)	(2,485)	(1,039)	(3,029)	(5,086)
Provision for loan and lease losses	2,666	3,818	2,863	1,304	5,582	3,687	6,341	6,315
Balance at end of period	$39,373	$41,660	$42,945	$43,861	$46,958	$49,606	$52,918	$54,147

Selected Ratios:
Net interest margin – FTE(2)	5.56%	5.55%	5.63%	5.46%	5.62%	5.49%	5.53%	5.42%
Efficiency ratio	46.34	43.00	45.55	49.82	44.60	43.95	44.08	42.85
Net charge-offs to average loans and leases(2)(3)	0.12	0.10	0.14	0.03	0.19	0.06	0.17	0.37
Nonperforming loans and leases to total loans and leases(4)	0.66	0.41	0.33	0.42	0.58	0.49	0.53	0.33
Nonperforming assets to total assets(4)(5)	1.80	1.33	1.22	1.44	1.19	0.92	0.87	0.56
Allowance for loan and lease losses to total loans and leases(4)	1.61	1.65	1.63	1.58	1.48	1.36	1.33	1.26
Loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases(4)	0.74	0.54	0.45	0.75	0.63	0.63	0.79	0.57

(1)Adjusted to give effect to 2-for-1 stock split on June 23, 2014.
(2)Ratios for interim periods annualized based on actual days.
(3)Excludes purchased loans and net charge-offs related to such loans.
(4)Excludes purchased loans, except for their inclusion in total assets.
(5)Ratios for prior periods have been recalculated to include foreclosed assets previously covered by FDIC loss share agreements as nonperforming assets.

Bank of the Ozarks, Inc. Average Consolidated Balance Sheets and Net Interest Analysis – FTE Unaudited

	Three Months Ended March 31,
	2015			2014
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
	(Dollars in thousands)
ASSETS
Earning assets:
Interest earning deposits and federal funds sold	$2,532	$9	1.45%	$1,079	$3	1.19%
Investment securities:
Taxable	357,410	3,485	3.95	276,563	2,360	3.46
Tax-exempt – FTE	465,234	7,182	6.26	403,352	6,764	6.80
Non-purchased loans and leases – FTE	4,089,281	50,489	5.01	2,656,050	33,469	5.11
Purchased loans	1,675,293	32,860	7.95	731,501	16,885	9.36
Total earning assets – FTE	6,589,750	94,025	5.79	4,068,545	59,481	5.93
Non-interest earning assets	1,012,449			760,427
Total assets	$7,602,199			$4,828,972

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Savings and interest bearing transaction	$3,102,875	$1,550	0.20%	$2,096,018	$1,067	0.21%
Time deposits of $100,000 or more	1,106,623	1,298	0.48	382,852	235	0.25
Other time deposits	770,939	689	0.36	458,254	279	0.25
Total interest bearing deposits	4,980,437	3,537	0.29	2,937,124	1,581	0.22
Repurchase agreements with customers	77,575	17	0.09	65,045	12	0.08
Other borrowings	188,793	1,703	3.66	280,926	2,655	3.83
Subordinated debentures	93,405	709	3.08	64,950	413	2.58
Total interest bearing liabilities	5,340,210	5,966	0.45	3,348,045	4,661	0.56
Non-interest bearing liabilities:
Non-interest bearing deposits	1,169,579			790,861
Other non-interest bearing liabilities	39,078			44,164
Total liabilities	6,548,867			4,183,070
Common stockholders’ equity	1,049,867			642,436
Noncontrolling interest	3,465			3,466
Total liabilities and stockholders’ equity	$7,602,199			$4,828,972

Net interest income – FTE		$88,059			$54,820
Net interest margin – FTE			5.42%			5.46%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Bank of the Ozarks, Inc. Calculation of Return on Average Tangible Common Stockholders’ Equity Unaudited

	Quarters Ended
	March 31,
	2015	2014
	(Dollars in thousands)

Net income available to common stockholders	$39,894	$25,276
Average common stockholders’ equity before noncontrolling interest	$1,049,867	$642,436
Less average intangible assets:
Goodwill	(104,133)	(5,243)
Core deposit and bank charter intangibles, net of accumulated amortization	(28,812)	(13,901)

Average tangible common stockholders’ equity before noncontrolling interest	$916,922	$623,292

Return on average tangible common stockholders’ equity	17.65%	16.45%

Bank of the Ozarks, Inc. Calculation of the Ratio of Tangible Book Value per Common Share Unaudited

	March 31,		December 31,
	2015	2014	2014
	(In thousands, except per share amounts)

Total common stockholders’ equity before noncontrolling interest	$1,179,256	$657,310	$908,390
Less intangible assets:
Goodwill	(125,603)	(5,243)	(78,669)
Core deposit and bank charter intangibles, net of accumulated amortization	(29,907)	(15,750)	(26,907)
Total intangibles	(155,510)	(20,993)	(105,576)
Total tangible common stockholders’ equity	$1,023,746	$636,317	$802,814

Common shares outstanding	86,758	73,888*	79,924

Tangible book value per common share	$11.80	$8.61	$10.04

*Adjusted to give effect to 2-for-1 stock split on June 23, 2014.

Bank of the Ozarks, Inc. Calculation of the Ratio of Total Tangible Common Stockholders’ Equity to Total Tangible Assets Unaudited

	March 31,
	2015	2014
	(Dollars in thousands)

Total common stockholders’ equity before noncontrolling interest	$1,179,256	$657,310
Less intangible assets:
Goodwill	(125,603)	(5,243)
Core deposit and bank charter intangibles, net of accumulated amortization	(29,907)	(15,750)
Total intangibles	(155,510)	(20,993)

Total tangible common stockholders’ equity	$1,023,746	$636,317

Total assets	$8,303,407	$5,032,995
Less intangible assets:
Goodwill	(125,603)	(5,243)
Core deposit and bank charter intangibles, net of accumulated amortization	(29,907)	(15,750)
Total intangibles	(155,510)	(20,993)

Total tangible assets	$8,147,897	$5,012,002

Ratio of total tangible common stockholders’ equity to total tangible assets	12.56%	12.70%

CONTACT:
Bank of the Ozarks, Inc.
Susan Blair, 501-978-2217